Term sheet No. 1630B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012 and
prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated October 22, 2012; Rule 433

Deutsche Bank AG, London Branch
$           Enhanced Participation Securities Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due October 27*, 2014
General
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The Enhanced Participation Securities (the “securities”) are designed for investors who seek a return at maturity of 158.00% of the appreciation (if any) of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Fund”). The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their investment if the Final Price is less than the Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due October 27*, 2014.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about October 22*, 2012 (the “Trade Date”) and are expected to settle on or about October 25*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Fund:	iShares® Dow Jones U.S. Real Estate Index Fund (Ticker: IYR)
Participation Rate:	158.00%
Payment at Maturity:	• If the Final Price is greater than or equal to the Initial Price, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Fund Return x Participation Rate)

•      If the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, you will be entitled to receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities.

•      If the Final Price is less than the Trigger Price, you will lose 1% of the Face Amount of your securities for every 1% that the Final Price is less than the Initial Price, and you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Fund Return)
You will lose a significant portion or all of your investment at maturity if the Final Price is less than the Trigger Price. Any Payment at Maturity is subject to the credit of the Issuer.
Fund Return:	The performance of the Fund from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Fund Return may be positive, zero or negative.
Initial Price:	The Closing Price on the Trade Date
Final Price:	The Closing Price on the Final Valuation Date
Closing Price	The closing price for one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement
Trigger Price:	75% of the Initial Price
Trade Date:	October 22 *, 2012
Settlement Date:	October 25*, 2012
Final Valuation Date†:	October 22*, 2014
Maturity Date†:	October 27*, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1LY5 / US2515A1LY55
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated terms of the securities remain the same.
† Subject to postponement in the event of a market disruption event as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per Security	$1,000.00	$0.50	$999.50
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
October 22, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Product supplement B dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities.  You may also choose to reject such changes in which case we may reject your offer to purchase the securities.

What Is the Return on the Securities at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Fund from -100.00% to +100.00%.  The hypothetical examples set forth in the table below assume an Initial Price of $65.00, a Trigger Price of $48.75 (75% of the hypothetical Initial Price) and a Participation Rate of 158.00%.  The actual Initial Price and Trigger Price will be determined on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Fund Return, determined using the Fund closing level on the Final Valuation Date. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Hypothetical Final Price ($)	Hypothetical Fund Return (%)	Hypothetical Return of the Securities (%)	Payment at Maturity ($)
$130.00	100.00%	158.00%	$2,580.00
$117.00	80.00%	126.40%	$2,264.00
$104.00	60.00%	94.80%	$1,948.00
$91.00	40.00%	63.20%	$1,632.00
$78.00	20.00%	31.60%	$1,316.00
$71.50	10.00%	15.80%	$1,158.00
$68.25	5.00%	7.90%	$1,079.00
$65.00	0.00%	0.00%	$1,000.00
$61.75	-5.00%	0.00%	$1,000.00
$58.50	-10.00%	0.00%	$1,000.00
$52.00	-20.00%	0.00%	$1,000.00
$48.75	-25.00%	0.00%	$1,000.00
$39.00	-40.00%	-40.00%	$600.00
$26.00	-60.00%	-60.00%	$400.00
$13.00	-80.00%	-80.00%	$200.00
$0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table and graph above are calculated.

Example 1: The price of the Fund increases 5.00% from the Initial Price of $65.00 to the Final Price of $68.25.  Because the Final Price is greater than the Initial Price, the investor receives a Payment at Maturity of $1,079.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 5.00% x 158.00%) = $1,079.00

Example 2: The price of the Fund declines 5.00% from the Initial Price of $65.00 to the Final Price of $61.75.  Because the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 3: The price of the Fund declines 60.00% from the Initial Price of $65.00 to the Final Price of $26.00.  Because the Final Price is less than the Trigger Price, the investor receives a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (-60.00%)] = $400.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Fund Return by the Participation Rate of 158.00%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The payment at maturity of the Face Amount of the securities is protected against a decline of the Closing Price from the Initial Price to the Final Price of up to 25.00%, subject to our ability to pay our obligations as they become due.  If the Closing Price declines more than 25% from the Trade Date to the Final Valuation Date and as a result, the Final Price is less than the Trigger Price, you will be fully exposed to the negative Fund Return and will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND — The return on the securities, which may be positive, zero, or negative, is linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Fund”). The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the real estate sector of the U.S. equity market as measured by the Dow Jones U.S. Real Estate Index (the “Index”). The Index consists of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. The Index is calculated, published and disseminated daily by Dow Jones & Company (“Dow Jones”), and measures the performance of the real estate industry of the U.S. equity market, including real estate holding and developing and REITS. This section is a summary only of the iShares® Dow Jones U.S. Real Estate Index Fund. For more information on the iShares® Dow Jones U.S. Real Estate Index Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Exchange Traded Funds – The iShares Exchange Traded Funds – iShares® Dow Jones U.S. Real Estate Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES —In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity), and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative, and if the Fund Return is negative, whether the Final Price is less than the Trigger Price.  If the Final Price is less than the Trigger Price, you will lose 1% of the Face Amount of your securities for each 1% that the Final Price is less than the Initial Price.  Accordingly, you will lose a significant portion or all of your investment in the securities.  The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities.  As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — BlackRock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index. The Index is calculated, maintained and published by Dow Jones. The Index is a subset of Dow Jones U.S. Financial Services Index, which in turn is a subset of the Dow Jones U.S. Index. To be included in the Index, the issuer of the component securities must be classified in the real estate sector as maintained by the Industry Classification Benchmark (“ICB”). The ICB is a joint classification system launched by FTSE Group and Dow Jones Indexes. Dow Jones can add, delete or substitute the securities composing the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the securities composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could adversely affect the Closing Price of the Fund and cause the Final Price to be less than the Trigger Price.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The securities held by the Fund and generally tracked by the Index are the securities of companies in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the securities held by the Fund will be affected by a number of factors that may either offset or magnify each other, including:

•	employment levels and job growth;

•	the availability of financing for real estate;

•	interest rates;

•	consumer confidence;

•	the availability of suitable undeveloped land;

•	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

•	competition among companies which engage in the real estate business.

The factors described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the securities held by the Fund to decline or remain flat during the term of the securities.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE SECURITIES – The Fund holds a variety of real estate related securities, including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index and the Fund:

•	a decline in the value of real estate properties;

•	extended vacancies of properties;

•	increases in property and operating taxes;

•	increased competition or overbuilding;

•	a lack of available mortgage funds or other limits on accessing capital;

•	tenant bankruptcies and other credit problems;

•	limitation on rents, including decreases in market rates for rents;

•	changes in zoning laws and governmental regulations;

•	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

•	investments in developments that are not completed or that are subject to delays in completion;

•	risks associated with borrowing;

•	changes in interest rates;

•	casualty and condemnation losses; and

•	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occurs, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Index and the Fund. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Index and the Fund.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the securities held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the securities held by the Fund or underlying the Index or any of the issuers of such securities. You, as an investor in the securities, should make your own investigation into the securities held by the Fund or underlying the Index and the issuers of such securities. Neither the Fund nor any of the issuers of the securities held by the Fund or underlying the Index is involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or the securities held by the Fund over the term of the securities may bear little relation to the historical prices of the Fund or the securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, the Index or the securities held by the Fund.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the estimated cost of hedging our obligations under the securities directly or through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the shares of the Fund on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•
the market price of and dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on the shares of the Fund and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the stocks held by the Fund;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Index, the Fund or markets generally;

•	the composition of the investment portfolio of the Fund and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into "constructive ownership transactions." In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the securities (including at maturity) would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing prices from October 19, 2007 through October 19, 2012.  The closing price of the iShares® Dow Jones U.S. Real Estate Index Fund on October 19, 2012 was $64.78.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Price of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.05% or $0.50 per $1,000 Face Amount of securities. DBSI may pay referral fees of up to 0.05% or $0.50 per $1,000 Face Amount of securities to certain other broker-dealers.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.